Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

TriSalus Life Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(g)	14,266,605(1)(4)	$11.50(5)	$164,065,957.50	$0.00011020	$18,080.07
Fees to Be Paid	Equity	Warrants	457(i)	5,933,333(2)(4)	—	—	—	—(6)
Fees to Be Paid	Equity	Common Stock	457(c)	52,536,549(3)(4)	$6.72(5)	$353,045,609.28	$0.00011020	$38,905.63
	Total Offering Amounts					$517,111,566.78		$56,985.70
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$56,985.70

(1)	Consists of up to (i) 4,933,333 shares of common stock of the Registrant (“Common Stock”) issuable upon the exercise of private placement warrants at an exercise price of $11.50 per share of Common Stock (the “Private Placement Warrants”), (ii) 8,333,272 shares of Common Stock issuable upon the exercise of warrants originally issued in the initial public offering of MedTech Acquisition Corporation (“MTAC”) by the holders thereof (the “Public Warrants”) and (iii) 1,000,000 shares of Common Stock issuable upon the conversion of warrants previously issued by MTAC to MedTech Acquisition Sponsor LLC (“Sponsor”) upon the conversion of certain working capital loans in connection with the closing of the business combination (the “Conversion Warrants”).

(2)	Represents (i) 4,933,333 Private Placement Warrants and (ii) 1,000,000 Conversion Warrants registered for resale by the selling securityholders identified in this registration statement.

(3)	Consists of (i) up to 25,237,094 shares of Common Stock issuable upon the conversion of the 4,015,002 shares of Series A Convertible Preferred Stock originally issued to investors in a private placement concurrently with the closing of the business combination, (ii) 15,575,001 shares of Common Stock owned by certain equityholders of TriSalus Operating Life Sciences, Inc., (iii) up to 4,062,500 shares of Common Stock originally issued in a private placement to Sponsor in connection with the initial public offering MTAC, (iv) up to 4,933,333 shares of Common Stock issuable upon exercise of the Private Placement Warrants, (v) up to 1,000,000 shares of Common Stock issuable upon exercise of the Conversion Warrants, (vi) 1,547,719 shares of Common Stock issuable upon exercise of outstanding options, and (vii) 180,902 shares of common stock issuable in connection with the vesting and settlement of outstanding restricted stock units.

(4)	Includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act of 1933, as amended, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the securities to be offered by the selling securityholders.

(5)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Registrant’s ordinary shares as reported on the Nasdaq Global Market on August 29, 2023.

(6)	In accordance with Rule 457(i), the entire registration fee for the Private Placement Warrants and the Conversion Warrants is allocated to the Common Stock underlying the Private Placement Warrants and the Conversion Warrants, and no separate fee is payable for the Private Placement Warrants and the Conversion Warrants.